EXHIBIT 10.20

               BUSINESS ADVISORY AND CONSULTING SERVICES AGREEMENT

This Agreement made as of the 19th day of March, 2002, by and between Tarshish Capital Markets a Israel Corporation (hereinafter referred to as "Tarshish") whose principal office is located at 128 Jabotinsky St. Ramat Gan, Israel 52511, and Safe Transportation Systems, Inc. a publicly traded Company (symbol: SFTS) (hereinafter referred to as "STS"), whose principal offices are located at 909 Lakeway Drive, Suite 208, Bellingham, Washington, USA, 98226 and whose Chief Executive Officer is Ian Pallett .

WITNESSETH:

WHEREAS, Tarshish is a private venture capital consulting firm that has expertise in completing mergers and acquisitions, raising funds and rendering strategic business advice including leveraged based buyouts.

WHEREAS, STS wishes to retain Tarshish on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the aforesaid, it is hereby agreed by and between the parties as follows:

                          ARTICLE I - SCOPE OF SERVICES

STS has indicated to Tarshish that they are seeking financing in excess of USD $3 million dollars the "Proposed Transaction." Tarshish shall use its best efforts on behalf of STS to raise such funds in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act").

                       ARTICLE II - PERIOD OF PERFORMANCE

The term of this Agreement shall initially be for six months commencing on the date of the payment of the initial retainer. At the conclusion of the sixth month, this Agreement may be extended by the parties in writing.

                  ARTICLE III - INITIAL FEE BASED COMPENSATION

As initial compensation for the performance of the services described above, STS will transfer to Tarshish compensation as an Initial Non-Refundable Retainer the sum of five hundred thousand (500,000) Regulation S stock. Said stock will be restricted for one year under, Regulation S restrictions, except that such stock will have piggy back registration rights.

                   ARTICLE IV - CONTINGENCY BASED COMPENSATION

For successfully closing a Proposed Transaction, through Tarshish's efforts, with its direct or indirect sources, Tarshish shall receive a success fee equal to 13% of the cash so invested into STS or any of its subsidiaries or projects. Tarshish will also be entitled to the success fee described above if, within three years of the date of this letter (or the date of any extension hereof),
(i) a Proposed  Transaction  is Completed,  or (ii) STS enters into a definitive

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agreement which subsequently  results in a Proposed  Transaction,  and in either case such Transaction is (a) with a party or parties introduced by Tarshish to the Company or (b) a transaction in respect to which Tarshish has provided
assistance  in  structuring,   Coordinating   and/or  negotiating  the  specific
transaction.

After Tarshish Completes an initial raise of USD $1 million dollars ($1,000,000), STS shall pay to Tarshish the additional sum of the seven thousand dollars ($7,000) per month for Six months as and for the services listed herein.

In addition, for successfully closing a Proposed Transaction, through Tarshish's efforts, STS agrees to pay an equity success fee. Such equity success fee will be paid in the form of Regulation S stock equal to 10% percent of the equity in the Proposed Transaction. Said stock will be restricted for one year under, Regulation S restrictions, except that such stock will have piggy back registration rights.

                              ARTICLE V - EXPENSES

EXPENSE REIMBURSEMENT: Tarshish shall be reimbursed for expenses as provided herein. STS shall prepay extraordinary Travel Expenses it approves. In the event any item on the Expense Reimbursement bill causes STS a problem, then the parties shall promptly negotiate a resolution of the matter in good faith.

Any expenditure over one thousand dollars must be approved in writing in advance by an officer of STS. Expenses eligible for reimbursement hereunder include, but are not limited to, production, road show costs, copying and travel and entertainment expenses. Outside legal, accounting and other professional service expenses that Tarshish incurs must be approved in advance in writing and are subject to reimbursement as set forth in this Agreement. Outside consultants, legal or accounting services retained by STS shall be paid by STS. In the event STS desires Tarshish to act as a placement agent for the private placement, then in that event, STS shall bear the costs of outside legal counsel approving the private placement memorandum.

                        ARTICLE VI - COMPANY INFORMATION

a. Since Tarshish must at all times rely upon the accuracy and the completeness of information supplied to it by officers, directors, agents and employees of STS, in any proceeding or suit which may arise out of the relationship to Tarshish, STS agrees to indemnify and hold Tarshish harmless for any false or misleading information which was provided to Tarshish by STS.

b. No party to this agreement shall be liable for any damages for failure to perform its obligations hereunder due to any cause beyond their Control.

                          ARTICLE VIL - CONFIDENTIALITY

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each party shall use Confidential Information only for the purposes contemplated by this Agreement, and shall not disclose it to any third

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party  except  with  the  prior  written   consent  of  the  disclosing   party.
Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, in the public domain, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party.

                          ARTICLE VII - INDEMNIFICATION

(a) STS agrees that it will indemnify and hold harmless Tarshish, its directors, employees, agents and controlling persons (each being an "Indemnified Party') from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel and other expenses incurred by any Indemnified Party in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, caused by or arising out of Tarshish's acting for STS pursuant to this agreement, except that STS will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from Tarshish's negligence or bad faith.

(b) TARSHISH. Tarshish agrees to indemnify, defend, and shall hold harmless STS, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the conduct of Tarshish or any unauthorized oral or written representation made by Tarshish or its agents, employees or affiliates in connection with the offer or sale of securities of STS or any actions by Tarshish or any such person in violation of a Act or any Blue Sky law.

(c) NOTICE. In claiming an indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

                             ARTICLE IX - ASSIGNMENT

Tarshish shall not delegate or subcontract its obligations hereunder without the prior written consent of STS.

           ARTICLE XI - ARBITRATION/JURISDICTION OF ARBITRATION PANEL

Any controversy or claim, including matters seeking an injunction, arising out of or relating to this Agreement or the breach thereof which is not settled between the signatories themselves, shall be settled by an independent arbitrator, mutually acceptable to both parties or if agreement cannot be reached, through an arbitrator selected by the American Arbitration Association ("AAA"). Notwithstanding any rules of the AAA the matter may be heard upon application of a party telephonically upon two days notice for an injunction and ten days notice otherwise with both parties required to waive their personal appearances and appear via telephone. It is the intention of this provision not

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to cause a party and its witnesses to be disadvantaged by having to travel great distances  to have its cause  heard.  This  Agreement  shall in all  respects be
interpreted   and  construed  under  the  laws  of  the  District  of  Columbia.
Jurisdiction for any arbitration shall lie in the District of Columbia.

                              ARTICLE X - NOTICES.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery, fax or by mail (either United States mail, postage prepaid, or Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To: Safe Transportation Systems, Inc.,
909 Lakeway Drive, Suite 208,
Bellingham, Washington,
USA, 98226
360 527 1112 (tel)
360 527 1113 (fax)
Email: ipallett@us-sts.com

To: Tarshish
128 Jabotinsky St.
Ramat Gan, Israel 52511,
972 3 612 7275 (tel)
972 3 612 7276 (Fax)
Email: qsecure@netvision.net.il

                          ARTICLE XIII - MISCELLANEOUS

This Agreement establishes an "independent contractor" relationship between Tarshish and STS. Tarshish understands that STS is a publicly traded company and that it may occur that Tarshish will come into confidential information. Tarshish shall ensure that its employees, agents or delegates will maintain the confidentiality of STS and not violate any insider trading rules or any other rules of the SEC, NASD, or individual states in their conduct under this agreement. Tarshish shall not release any press releases alluding to STS without the express written permission of STS. Only an instrument in writing executed by all the parties hereto may amend this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement. This Agreement may be executed in counterparts and a facsimile copy bearing the signature of a party shall be the same for all purposes as an original. It supersedes all prior or contemporaneous communications, representations and agreements, whether oral or written, with respect to the subject matter hereof. No oral agreements hereinafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized officer of the party so bound.


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IN WITNESS  THEREOF,  the parties have executed this  Agreement on the dates set forth above their respective signatures.


Date: ________________________             Date: _______________________________



I accept the terms of this Agreement.      I accept the terms of this Agreement.



------------------------------------       -------------------------------------
By:                                        By:
   Safe Transportation Systems, Inc.           Tarshish Capital Markets
          President & CEO                              President